UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2018

SCIENTIFIC GAMES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-13063	81-0422894
(State of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

6601 Bermuda Road, Las Vegas, Nevada 89119
(Address of principal executive offices) (Zip Code)

(702) 897-7150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of Group Chief Executive, Gaming and Appointment of Group Chief Executive, Gaming

On May 15, 2018, Scientific Games Corporation (the “Company” or “Scientific Games”) announced that Douglas B. Albregts will join the Company as Executive Vice President and Group Chief Executive, Gaming, effective on or about June 4, 2018. Mr. Albregts will succeed Derik J. Mooberry, who will remain with the Company as Executive Vice President, Strategic Projects.

Doug Albregts joins Scientific Games from Sharp Electronics Corporation of America, where he held numerous senior executive level positions. Mr. Albregts served as President, CEO of Sharp Imaging and Information Company of America, as well as President, CEO and Chairman of Sharp Electronics America, where he was responsible for the overall leadership of the Americas $6 billion operating unit consisting of consumer products, home appliances, display devices, energy storage and business/office products, and managing an organization of over 2,000 employees. Mr. Albregts has also held executive management roles focused on enterprise growth in multinational digital technology companies such as American Express Company, NEC Display Solutions of America, Inc. and Samsung Electronics America, Inc.

Amended and Restated Employment Agreement with Mr. Mooberry

On May 14, 2018, the Company entered into an amended and restated employment agreement (the “Mooberry Employment Agreement”) with Mr. Mooberry to govern the terms and conditions of his employment following the transition to his new role as Executive Vice President, Strategic Projects. The terms of the Mooberry Employment Agreement are generally the same as the terms of the prior employment agreement entered into by Mr. Mooberry and the Company and in effect on December 31, 2017, as described in the Company’s amended definitive proxy statement filed with the Securities and Exchange Commission on May 8, 2018, except that: (i) the term of the Mooberry Employment Agreement extends through December 31, 2019, subject to extension or earlier termination, each in accordance with the terms of the Mooberry Employment Agreement; (ii) Mr. Mooberry will no longer be eligible to receive annual equity awards; (iii) Mr. Mooberry’s “severance bonus amount” will not be more than 75% of his base salary; (iv) in the event Mr. Mooberry’s employment is terminated by the Company without “Cause” or by Mr. Mooberry for “Good Reason” (as such terms are defined in the Mooberry Employment Agreement), Mr. Mooberry will also be entitled to immediate vesting of any equity awards held by Mr. Mooberry; provided that the vesting of any performance-conditioned awards will remain subject to achievement of the applicable performance criteria; (v) a termination of Mr. Mooberry’s employment by the Company at the end of the term of the Mooberry Employment Agreement (as it may be extended in accordance with the Mooberry Employment Agreement), will be treated as a termination without Cause, except that Mr. Mooberry’s annual incentive payment would not be prorated; and (vi) any restrictive covenants applicable to Mr. Mooberry will apply for 24 months after termination.

Item 7.01. Regulation FD Disclosure.

On May 15, 2018, the Company issued a press release announcing that Mr. Albregts will succeed Mr. Mooberry as Executive Vice President and Group Chief Executive, Gaming. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 as well as in Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Scientific Games Corporation, dated May 15, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: May 18, 2018	By:	/s/ Michael A. Quartieri
Name: Michael A. Quartieri
Title: Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary